Exhibit 10.12

CONSULTING AGREEMENT

This Consulting Agreement sets forth the terms of the consultancy arrangement between the Consultant (as defined below) and 23andMe, Inc. (“23andMe”), as follows:

Certain Definitions:

“Consultant”:	Richard Scheller, Ph.D.

“Effective Date”:	April 1,2019

“Statement of Work” or “SOW”	“Statement of Work” or “SOW” as used in this Agreement shall mean the document attached as Exhibit A hereto, and any subsequently executed Statement of Work signed by both parties which references this Agreement.

“Fees”:	Fees for Services are as set forth on the relevant Statement of Work.

Scope of Agreement:

The attached terms and conditions describe the terms under which Consultant agrees to provide 23andMe the Services described in one or more Statement of Work (the “Terms and Conditions”). Each subsequent Statement of Work executed by both parties that references this Agreement shall also be governed by the Terms and Conditions attached hereto. The Terms and Conditions and any Statement of Work entered into between the parties set forth the entire understanding of the parties with respect to the subject matter described herein (collectively the “Agreement”). By signing below, the parties agree to be bound by terms of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

23ANDME, INC.		RICHARD SCHELLER, PH.D.

By:	/s/ Anne Wojcicki	By:	/s/ Richard Scheller
Name:	Anne Wojcicki	Address:
Title:	CEO
Address:		Telephone:
Email:
All notices shall be copied to:
Legal at the address above

Terms and Conditions

1. Services. Consultant agrees to perform the services set forth in the Statement of Work (the “Services”) and to deliver the deliverables described the Statement of Work (if any) (“Deliverables”) in accordance with terms of this Agreement. If there are Deliverables described in the SOW, Consultant agrees that Deliverable(s) will meet the requirements agreed to by the parties and shall be of a quality which is consistent with industry standards. Consultant will provide, at its own expense, a place of work and all equipment, tools, and other materials necessary to complete the Services; however, to the extent necessary to facilitate performance of the Services and for no other purpose, 23andMe may, in its discretion, make its equipment or facilities available to Consultant at Consultant’s request or otherwise.

2. Access Rules and Procedures. While on 23andMe’s premises, Consultant shall comply with 23andMe’s then-current rules and procedures, including those procedures pertaining to access, safety, security, and confidentiality.

3. Fees; Expenses; Invoicing; Taxes; Audit. Subject to the terms and conditions of this Agreement, 23andMe will pay Consultant in accordance with this Section 3 and the relevant Statement of Work. Out-of-pocket expenses will be reimbursed if pre-approved by an authorized officer of 23andMe. Consultant shall invoice 23andMe for any such pre-approved expenses as provided below, and shall include receipts and other documentation reasonably required by 23andMe. Unless otherwise stated in any Statement of Work, Consultant shall submit invoices within ten (10) business days after the end of any month in which Consultant provides Services, itemizing fees and out-of-pocket expenses due to Consultant for the preceding month and summarizing the Services performed to ap@23andme.com. The invoice shall be in the form attached as Exhibit B or such other form reasonably acceptable to 23andMe. 23andMe shall pay Consultant on all undisputed invoices within thirty (30) days after receipt of invoice. Consultant understands that payment cannot be made until 23andMe receives from Consultant a properly completed W-9 (additional information provided in Exhibit C). Consultant shall be solely responsible for reporting and/or paying any and all taxes, payments and/or withholdings, including, but not limited to federal, state and local income taxes.

4. Inventions.

a. Ownership; Further Assurances. 23andMe shall own all right, title and interest to all Intellectual Property Rights (as defined below) relating to any and all inventions, works of authorship, mask works, designations, designs, know-how, ideas, products, drawings, notes, documents, information, documentation, improvements, processes, techniques, algorithms, technical and/or business plans, specifications, hardware, circuits, computer languages, computer programs, databases, user interfaces, encoding techniques, and other materials or innovations of any kind that Consultant makes, conceives, develops and/or reduces to practice, in whole or in part, alone or jointly with others, in connection with the Services and/or which relate to any Proprietary Information (as defined below in Section 5) and/or that result from or that are related to Services, whether or not any of the foregoing are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Inventions”). Consultant will promptly disclose in writing and provide all Inventions to 23andMe. Consultant hereby irrevocably transfers and assigns to 23andMe, all right, title and interest in and to the Inventions, including all worldwide patent rights (including patent applications and disclosures), copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world (the “Intellectual Property Rights”). Consultant further agrees to assist 23andMe, at 23andMe’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. In the event Consultant is unable or unavailable to or otherwise fails to evidence, record, perfect, obtain, maintain, enforce and/or defend such rights, Consultant hereby irrevocably designates and appoints 23andMe as its agents and attorneys-in-fact, coupled with an interest, to act for and in Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed/performed by Consultant.

b. Moral Rights Waiver. To the extent allowed by law, any license or assignment to 23andMe under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. To the extent any of the foregoing is ineffective under applicable law: (i) Consultant hereby unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action against 23andMe with respect to such rights; and (ii) to the extent Consultant cannot (as a matter of law) make such waiver, Consultant hereby irrevocably and unconditionally grants to 23andMe, without further consideration, an exclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense through multiple tiers, to practice and exploit such Inventions and to make, have made, copy, modify, edit, publish, publically display, perform, transmit, syndicate, make derivative works of, use, sell, import, and otherwise distribute the Inventions, and to exercise any and all other present or future rights in such Inventions, in any medium or format, whether now known or hereafter discovered, under all applicable laws regarding Intellectual Property Rights without restriction of any kind.

c. Consultant’s Intellectual Property. If any part of the Services or Inventions is based on, incorporates, or is an improvement or derivative of, or cannot be fully exploited without using or violating rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants or, if necessary, shall cause to be granted, to 23andMe and its successors and assigns, a perpetual, irrevocable, worldwide, fully paid-up, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such rights in support of 23andMe’s exercise or exploitation of the Services and/or Inventions (including any modifications, improvements and derivatives of any of them).

d. Limited License to Licensed Technology. In connection with performing Services, Consultant may be provided access to certain Proprietary Information or its licensors (such as software, products, prototypes, systems, tools, know-how, etc.) (collectively “Licensed Technology”). In connection with the same, 23andMe grants Consultant a limited license during the term of the relevant SOW to use Licensed Technology only as necessary to complete Services. Consultant agrees that it shall not, and shall not authorize any third party to: (i) use or duplicate Licensed Technology, or any portion thereof, except as necessary to perform the Services; (ii) use Licensed Technology on behalf of, or for the benefit of any third party, or for any purpose, including without limitation time sharing, subscription services, service bureau services or any other similar arrangement, except as necessary to perform the Services (iii) modify, translate, or prepare derivative works based upon Licensed Technology, except as necessary to perform the Services; (iv) sublicense, rent, lease, loan, sell, transfer, or distribute Licensed Technology, or any copy or portion thereof, to any other person or entity, except as necessary to perform the Services; (v) reverse-compile or decompile, disassemble or otherwise reverse engineer, de-encrypt or otherwise derive the design, internal logic, structure or inner workings (including algorithms and source code) of Licensed Technology, except as necessary to perform the Services; (vi) alter, remove, or obscure any copyright, trademark, or other proprietary notices or confidentiality legend on or in Licensed Technology or any documentation provided by 23andMe, except as necessary to perform the Services; or (vii) disclose or publish the performance benchmark results for Licensed Technology to any third party without 23andMe’s prior written consent. Except for the license expressly granted by 23andMe to Consultant in any SOW, 23andMe and its third party licensors (as applicable) reserve all right, title and interests in and to Licensed Technology and all intellectual property rights therein.

5. Proprietary Information.

a. Definition. Consultant further agrees that all Inventions (including Deliverables) and Services and all other business, technical, product and financial information, results, material and/or intellectual property (i) that Consultant learns, obtains or observes in connection with providing Services or that relate to 23andMe or the business or demonstrably anticipated business of 23andMe (including this Agreement or its content) and/or (ii) that are received by or for 23andMe in confidence, (including, without limitation, the identity of and information relating to its customers, suppliers, contractors or employees), and/or (iii) provided to or by Consultant in performing the Services, and/or (iv) performed, developed and/or produced by Consultant in connection with this Agreement constitute trade secrets and confidential and proprietary information of 23andMe (collectively, “Proprietary Information”).

b. Limited Use and Disclosure. Consultant agrees (a) to hold all such Proprietary Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in performing the Services, (b) not to allow any unauthorized person access to Proprietary Information, either before or after expiration or termination of this Agreement, and (c) take all action reasonably necessary to protect the confidentiality of the Proprietary Information. However, the restrictions set forth in (a), (b), and (c)of this Section 5(b) shall not apply with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant.

c. U.S. Defend Trade Secrets Act. Notwithstanding the foregoing, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

d. Non-Solicitation. As additional protection for Proprietary Information, Consultant agrees that during the period over which it is to be providing Services (i) and for one (1) year thereafter, Consultant will not encourage or solicit any employee or consultant of 23andMe to leave 23andMe for any reason.

e. Return or Destruction of Proprietary Information. Upon termination and as otherwise requested by 23andMe, Consultant will promptly return to 23andMe or destroy (with certification) all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement.

f. Publicity. Consultant agrees that 23andMe may use, disclose and publish Consultant’s name, likeness, image and details of Services provided by Consultant hereunder in articles, press releases and other communications issued by or on behalf of 23andMe and/or on 23andMe’s website.

g. Conflicting Engagements. Because of the highly sensitive and proprietary nature of the Services and the crucial importance of the Proprietary Information to the business of 23andMe, Consultant agrees that at least fifteen (15) days in advance of undertaking, or agreeing to undertake, any role, including service on a board of directors or advisory board, or providing any consulting or advisory services, for or on behalf of any person or entity whose business includes one or more therapeutic programs (a “Conflicting Engagement”), Consultant shall notify 23andMe in writing of such Conflicting Engagement, including the name of the person or entity and the nature of the Conflicting Engagement. In the event that 23andMe determines that such Conflicting Engagement presents the potential for a conflict of interest, it shall so inform Consultant and, unless Consultant notifies 23andMe that he will not proceed with the Conflicting Engagement, 23andMe may terminate this Agreement and any Statement of Work, with immediate effect.

6. Warranty. Consultant agrees and warrants that: (a) the Services will be performed in a professional and workmanlike manner (b) Services will be performed in accordance with any relevant and recognized professional and ethical standards; (c) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); (d) Consultant has the full right to provide 23andMe with the assignments and rights provided for herein; (e) Consultant shall comply with all applicable laws in connection with its performance hereunder and Services do not involve a business arrangement or activity that violates any law; and (f) Consultant has not been debarred, suspended or excluded, or convicted of any offenses which might lead to debarment, suspension or exclusion, from participation in any relevant professional or government program or body which would govern Consultant’s provision of Services or have had civil monetary or other penalties imposed on Consultant by any such program or body; (g) Services provided hereunder do not violate or otherwise interfere with any corporate policies or any current or prior employment agreement or other agreement Consultant may have with any other party, or any other current or previous employers; and (h) Consultant has the full right to enter into this Agreement and that there exists no impediments contained within or related to any agreements with third parties which would prevent Consultant from carrying out the terms of this Agreement

7. LIMITATION OF LIABILITY. IN NO EVENT WILL 23ANDME BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, EXEMPLARY, SPECIAL, OR INCIDENTAL DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT. 23ANDME’S TOTAL CUMULATIVE LIABILITY IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT OR TORT OR OTHERWISE, WILL NOT EXCEED THE AGGREGATE AMOUNT OF FEES PAID BY 23ANDME TO CONSULTANT FOR THE SERVICES.

8. Term and Termination. This Agreement shall commence on the Effective Date and continue for a period of one (1) year, unless terminated earlier as described in this Section 8. Each SOW shall terminate on the date specified in the SOW, or if none is stated, upon completion of the Services specified in the SOW. If either party materially breaches a material provision of this Agreement, the other party may terminate this Agreement upon fourteen (14) calendar days’ written notice unless the breach is cured within the notice period. 23andMe also may terminate this Agreement or any SOW at any time, with or without cause, upon thirty (30) calendar days’ written notice, and may also terminate this Agreement with immediate effect pursuant to Section 5(g) hereof, but, if without cause or pursuant to Section 5(g), 23andMe shall upon termination pay Consultant all unpaid amounts due for Services completed prior to notice of termination. Sections 3 through 12 (inclusive) of this Agreement, and any remedies for breach of this Agreement, shall survive any termination or expiration.

9. Relationship of the Parties; No Employee Benefits. Notwithstanding any provision hereof, Consultant is an independent contractor and not an employee, agent, partner or joint venturer of 23andMe and shall not bind nor attempt to bind 23andMe to any contract. Consultant shall be solely responsible for the manner and hours in which Services are performed under this Agreement. Consultant shall not be eligible to participate in any of 23andMe’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. 23andMe shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Consultant.

10. Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of 23andMe. Any attempt to do so shall be void. 23andMe may assign its rights and obligations under this agreement in whole or part.

11. Notice. All notices under this Agreement shall be in writing, and notice to a party shall be deemed given when personally delivered, or upon its delivery (with confirmation) by an overnight delivery service, or five (5) days after being sent by prepaid United States mail (certified mail, return receipt requested), addressed in each case to the party at the address set forth in the signature block of this Agreement. Either party may designate a different address by providing notice to the other in accordance with this paragraph. Notices by email shall not be permitted or valid under this Agreement.

12. Miscellaneous. Any breach of this Agreement will cause irreparable harm to 23andMe for which damages would not be an adequate remedy, and, therefore, 23andMe will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflicts of laws provisions that may direct the application of laws of another jurisdiction. The parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in Santa Clara County, California. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for temporary or preliminary injunctive relief. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement. This Agreement may be executed in counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

EXHIBIT A

STATEMENT OF WORK #1

This Statement of Work #1 is entered into between Richard Scheller, Ph.D. (“Consultant”) and 23andMe, Inc. (“23andMe”) and is subject to the Terms and Conditions described in the Consulting Agreement entered into between the parties with the Effective Date of April 1, 2019 (the “Agreement”).

Detailed description of Services:

Consultant shall provide the following Services:

23andMe Therapeutics

1. General review on progress of Therapeutics programs

2. Regular meetings with 23andMe Therapeutics Leadership Team (1:1 or team meetings)

3. Meetings with 23andMe Therapeutics scientists, as requested

4. Weekly office hours for Therapeutics staff, as requested

5. Attend quarterly Portfolio Review Committee meetings

6. Attend monthly Project Review Meetings

7. Attend Q&A sessions at Therapeutics All-Hands meetings

23andMe Executive Committee

1. Attend strategy meetings, as requested

2. Help team prepare for investor meetings and attend investor meetings, as requested

3. Mentor and coach executive team members, as requested

and other Services as may be mutually agreed by the parties.

Term/Termination (for this Statement of Work): April 1, 2019 to March 31, 2020

Time Commitment: Eight (8) hours per week

Compensation for Services:

$10,000 per month. This fee represents the fair market value of the Services and have been negotiated at arms-length and in good faith between the parties prior to the performance of any Services.

Additionally, 23andMe will recommend to the Board of Directors to grant you 100,000 options to purchase shares of Class B common stock of 23andMe, Inc. (the “Option”) pursuant to the 23andMe, Inc. Equity Incentive Plan (the “Plan”). The grant of any Option is subject to the approval of the Board of Directors and the Company’s promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. If approved, the exercise price of the shares will be equal to the price determined by the Board on the date the option is granted. The Option will become vested and exercisable with respect to l/48th of the Option shares upon your completion of each month of service as an Advisor with the Company. The Option shall have a ten-year term, subject to earlier expiration upon termination of this Agreement or as otherwise provided by the Plan. The Option shall be subject to the terms and conditions of the Plan, and the applicable Stock Option Agreement used under the Plan. You shall be solely responsible for reporting and/or paying any and all taxes, payments and/or withholdings relating to the Option, including, but not limited to federal, state and local income taxes in connection with the receipt and exercise of the Option Grant, and the sale or other transfer of the shares underlying the Option.

Travel: Reasonable travel expenses will be pre-approved and charged to 23andMe at cost.

EXHIBIT B

Form of Invoice

INVOICE

Consultant Name:

Address:

Billing Address:

23andMe, Inc.

Details:

Date of Service	Description:	Amount:
Total

Consultant must initial here:

EXHIBIT C

Form W-9

Form available at:

https://www.irs.gov/pub/irs-pdf/fw9.pdf